Exhibit 99.1

Unaudited Attributed Financial Information for Tracking Stock Groups

Our Liberty Interactive common stock is intended to reflect the separate performance of our QVC Group (formerly referred to as the Interactive Group), which, subsequent to the reattribution, is comprised of our subsidiary, QVC, Inc. (“QVC”) and our interest in  HSN, Inc. Our Liberty Ventures common stock is intended to reflect the separate performance of our Ventures Group which, subsequent to the reattribution, consists of our on-line commerce businesses Backcountry.com, Inc. ("Backcountry"), Bodybuilding.com, LLC ("Bodybuilding"), CommerceHub, Evite, Inc. (“Evite”) and LMC Right Start, Inc. (“Right Start”) (collectively, the “Digital Commerce” businesses), and our interest in equity method investments of Expedia, Inc., Interval Leisure Group, Inc., FTD Companies, Inc. (“FTD”) (included in the Digital Commerce businesses) and LendingTree, Inc. (“LendingTree”) and available-for-sale securities Time Warner, Time Warner Cable and AOL.

On August 9, 2012 Liberty completed the approved recapitalization of its common stock through the creation of the Liberty Interactive common stock and Liberty Ventures common stock as tracking stocks.  In the recapitalization, each holder of Liberty Interactive Corporation common stock remained a holder of the same amount and series of Liberty Interactive common stock and received 0.05 of a share of the corresponding series of Liberty Ventures common stock, by means of a dividend, with cash issued in lieu of fractional shares of Liberty Ventures common stock.

On October 3, 2014, Liberty reattributed from the Interactive Group to the Ventures Group its Digital Commerce businesses, which were valued at $1.5 billion, and approximately $1 billion in cash. In connection with the reattribution, each holder of Liberty Interactive common stock received 0.14217 of a share of the corresponding series of Liberty Ventures common stock for each share of Liberty Interactive common stock held as of the record date, with cash paid in lieu of fractional shares. The distribution date for the dividend was on October 20, 2014, and the Liberty Interactive common stock began trading ex-dividend on October 15, 2014. The Interactive Group is referred to as the QVC Group subsequent to the reattribution. The reattribution of the Digital Commerce companies is presented on a prospective basis from the date of the reattribution in Liberty’s consolidated financial statements, with October 1, 2014 used as a proxy for the date of the reattribution.

On December 31, 2014, Liberty announced the closing of the acquisition by FTD of Provide. Under the terms of the transaction, Liberty received approximately 10.2 million shares of FTD common stock representing approximately 35% of the combined company and approximately $145 million in cash. Subsequent to completion of the transaction, Liberty accounts for FTD as an equity-method affiliate based on the ownership level and board representation. Given our significant continuing involvement with FTD, Provide is not presented as a discontinued operation in the consolidated financial statements of Liberty.

The following tables present our assets and liabilities as of December 31, 2014 and 2013 and revenue, expenses and cash flows for the three years ended December 31, 2014, 2013 and 2012. The tables further present our revenue, expenses and cash flows that are attributed to the QVC Group and the Ventures Group, respectively, as if the recapitalization had occurred at the beginning 2012, for comparative purposes.  Therefore, the attributed earnings presented in the Unaudited Attributed Financial Information Statements are not the same as those reflected in the Liberty Interactive Corporation consolidated financial statements for the year ended December 31, 2012.  The earnings attributed to the QVC Group and Ventures Group for purposes of those financial statements only relate to the period after the tracking stocks were issued. The financial information in this Exhibit should be read in conjunction with our consolidated financial statements for the year ended December 31, 2014 included in this Annual Report on Form 10-K.

Notwithstanding the following attribution of assets, liabilities, revenue, expenses and cash flows to the QVC Group and the Ventures Group, our tracking stock structure does not affect the ownership or the respective legal title to our assets or responsibility for our liabilities. We and our subsidiaries are each responsible for our respective liabilities. Holders of Liberty Interactive common stock and Liberty Ventures common stock are holders of our common stock and are subject to risks associated with an investment in our company and all of our businesses, assets and liabilities. The issuance of Liberty Interactive common stock and Liberty Ventures common stock does not affect the rights of our creditors or creditors of our subsidiaries.

SUMMARY ATTRIBUTED FINANCIAL DATA

QVC Group

	December 31, 2014	December 31, 2013
	amounts in millions
Summary balance sheet data:
Current assets	$2,783	3,245
Investments in affiliates, accounted for using the equity method	$375	343
Intangible assets not subject to amortization, net	$7,634	8,383
Total assets	$13,012	14,862
Long-term debt	$5,851	5,044
Long-term deferred income tax liabilities	$1,033	1,207
Attributed net assets	$4,280	6,378

	Years ended December 31,
	2014	2013	2012
	amounts in millions
Summary operations data:
Revenue	$10,028	10,219	9,888
Cost of sales	(6,378)	(6,533)	(6,307)
Operating expenses	(854)	(862)	(819)
Selling, general and administrative expenses (1)	(940)	(1,010)	(943)
Depreciation and amortization	(643)	(629)	(591)
Impairment of intangible assets	(7)	(30)	(53)
Operating income (loss)	1,206	1,155	1,175
Interest expense	(312)	(290)	(322)
Share of earnings (losses) of affiliates, net	51	48	28
Realized and unrealized gains (losses) on financial instruments, net	(22)	(12)	51
Gains (losses) on transactions, net	—	(1)	—
Other income (expense), net	(43)	(54)	—
Income tax benefit (expense)	(306)	(346)	(357)
Earnings (loss) from continuing operations	574	500	575
Earnings (loss) from discontinued operations, net of taxes	(15)	(17)	(46)
Net earnings (loss)	559	483	529
Less net earnings (loss) attributable to noncontrolling interests	39	45	63
Net earnings (loss) attributable to Liberty Interactive Corporation shareholders	$520	438	466

(1)	Includes stock-based compensation of $83 million, $110 million and $84 million for the years ended December 31, 2014, 2013 and 2012, respectively.

SUMMARY ATTRIBUTED FINANCIAL DATA (Continued)

Ventures Group

	December 31, 2014	December 31, 2013
	amounts in millions
Summary balance sheet data:
Cash and cash equivalents	$1,884	307
Investments in available-for-sale securities and other cost investments	$1,220	1,309
Investments in affiliates, accounted for using the equity method	$1,258	894
Intangible assets not subject to amortization, net	$259	—
Long-term debt, including current portion	$2,191	1,932
Deferred tax liabilities, including current portion	$1,987	1,885
Attributed net assets (liabilities)	$1,393	558

	Years ended December 31,
	2014	2013	2012
	amounts in millions
Summary operations data:
Revenue	$471	—	—
Cost of sales	(306)	—	—
Operating expenses	(37)	—	—
Selling, general and administrative expenses (1)	(127)	(19)	(12)
Depreciation and amortization	(19)	—	—
Operating income (loss)	(18)	(19)	(12)
Interest expense	(75)	(90)	(144)
Share of earnings (losses) of affiliates, net	(12)	(15)	19
Realized and unrealized gains (losses) on financial instruments, net	(35)	(10)	(402)
Gains (losses) on transactions, net	74	—	443
Other, net	22	25	47
Income tax benefit (expense)	48	163	79
Earnings (loss) from continuing operations	4	54	30
Earnings (loss) from discontinued operations, net of taxes	63	43	1,032
Net earnings (loss)	67	97	1,062
Less net earnings (loss) attributable to noncontrolling interests	50	34	(2)
Net earnings (loss) attributable to Liberty Interactive Corporation shareholders	$17	63	1,064

(1)	Includes stock-based compensation of $25 million, $8 million and $7 million for the years ended December 31, 2014, 2013 and 2012, respectively.

BALANCE SHEET INFORMATION

December 31, 2014

(unaudited)

	Attributed (note 1)
	QVC	Ventures	Inter-group	Consolidated
	Group	Group	eliminations	Liberty
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$422	1,884	—	2,306
Trade and other receivables, net	1,196	36	—	1,232
Inventory, net	882	167	—	1,049
Short-term marketable securities	21	868	—	889
Other current assets	262	9	(199)	72
Total current assets	2,783	2,964	(199)	5,548
Investments in available-for-sale securities and other cost investments (note 2)	4	1,220	—	1,224
Investments in affiliates, accounted for using the equity method (note 3)	375	1,258	—	1,633
Property and equipment, net	1,026	67	—	1,093
Intangible assets not subject to amortization, net	7,634	259	—	7,893
Intangible assets subject to amortization, net	1,130	55	—	1,185
Other assets, at cost, net of accumulated amortization	60	5	—	65
Total assets	$13,012	5,828	(199)	18,641
Liabilities and Equity
Current liabilities:
Intergroup payable (receivable)	$(5)	5	—	—
Accounts payable	629	106	—	735
Accrued liabilities	688	55	—	743
Current portion of debt (note 4)	9	937	—	946
Deferred tax liabilities	—	1,171	(199)	972
Other current liabilities	269	74	—	343
Total current liabilities	1,590	2,348	(199)	3,739
Long-term debt (note 4)	5,851	1,254	—	7,105
Deferred income tax liabilities	1,033	816	—	1,849
Other liabilities	157	11	—	168
Total liabilities	8,631	4,429	(199)	12,861
Equity/Attributed net assets (liabilities)	4,280	1,393	—	5,673
Noncontrolling interests in equity of subsidiaries	101	6	—	107
Total liabilities and equity	$13,012	5,828	(199)	18,641

BALANCE SHEET INFORMATION

December 31, 2013

(unaudited)

	Attributed (note 1)
	QVC	Ventures	Inter-group	Consolidated
	Group	Group	eliminations	Liberty
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$595	307	—	902
Trade and other receivables, net	1,148	4	—	1,152
Inventory, net	1,123	—	—	1,123
Short-term marketable securities	—	412	—	412
Other current assets	354	—	(170)	184
Current assets of discontinued operations	25	628	—	653
Total current assets	3,245	1,351	(170)	4,426
Investments in available-for-sale securities and other cost investments (note 2)	4	1,309	—	1,313
Investments in affiliates, accounted for using the equity method (note 3)	343	894	—	1,237
Property and equipment, net	1,208	—	—	1,208
Intangible assets not subject to amortization, net	8,383	—	—	8,383
Intangible assets subject to amortization, net	1,587	—	—	1,587
Other assets, at cost, net of accumulated amortization	80	—	—	80
Noncurrent assets of discontinued operations	12	6,430	—	6,442
Total assets	$14,862	9,984	(170)	24,676
Liabilities and Equity
Current liabilities:
Intergroup payable (receivable)	$221	(221)	—	—
Accounts payable	606	—	—	606
Accrued liabilities	883	20	—	903
Current portion of debt (note 4)	39	870	—	909
Deferred tax liabilities	—	1,095	(170)	925
Other current liabilities	145	3	—	148
Current liabilities of discontinued operations	22	243	—	265
Total current liabilities	1,916	2,010	(170)	3,756
Long-term debt (note 4)	5,044	1,062	—	6,106
Deferred income tax liabilities	1,207	790	4	2,001
Other liabilities	191	—	—	191
Noncurrent liabilities of discontinued operations	2	1,189	(4)	1,187
Total liabilities	8,360	5,051	(170)	13,241
Equity/Attributed net assets (liabilities)	6,378	558	—	6,936
Noncontrolling interests in equity of subsidiaries	124	4,375	—	4,499
Total liabilities and equity	$14,862	9,984	(170)	24,676

STATEMENT OF OPERATIONS INFORMATION

Year ended December 31, 2014

(unaudited)

	Attributed (note 1)
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
Total revenue, net	$10,028	471	10,499
Operating costs and expenses:
Cost of retail sales (exclusive of depreciation shown separately below)	6,378	306	6,684
Operating	854	37	891
Selling, general and administrative, including stock-based compensation (note 5)	940	127	1,067
Depreciation and amortization	643	19	662
Impairment of intangible assets	7	—	7
	8,822	489	9,311
Operating income (loss)	1,206	(18)	1,188
Other income (expense):
Interest expense	(312)	(75)	(387)
Share of earnings (losses) of affiliates, net (note 3)	51	(12)	39
Realized and unrealized gains (losses) on financial instruments, net	(22)	(35)	(57)
Gains (losses) on transactions, net	—	74	74
Other, net	(43)	22	(21)
	(326)	(26)	(352)
Earnings (loss) from continuing operations before income taxes	880	(44)	836
Income tax benefit (expense)	(306)	48	(258)
Net earnings (loss) from continuing operations	574	4	578
Net earnings (loss) from discontinued operations, net of taxes	(15)	63	48
Net earnings (loss)	559	67	626
Less net earnings (loss) attributable to noncontrolling interests	39	50	89
Net earnings (loss) attributable to Liberty Interactive Corporation shareholders	$520	17	537

STATEMENT OF OPERATIONS INFORMATION

Year ended December 31, 2013

(unaudited)

	Attributed (note 1)
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
Total revenue, net	$10,219	—	10,219
Operating costs and expenses:
Cost of retail sales (exclusive of depreciation shown separately below)	6,533	—	6,533
Operating	862	—	862
Selling, general and administrative, including stock-based compensation (note 5)	1,010	19	1,029
Depreciation and amortization	629	—	629
Impairment of intangible assets	30	—	30
	9,064	19	9,083
Operating income (loss)	1,155	(19)	1,136
Other income (expense):
Interest expense	(290)	(90)	(380)
Share of earnings (losses) of affiliates, net (note 3)	48	(15)	33
Realized and unrealized gains (losses) on financial instruments, net	(12)	(10)	(22)
Gains (losses) on transactions, net	(1)	—	(1)
Other, net	(54)	25	(29)
	(309)	(90)	(399)
Earnings (loss) from continuing operations before income taxes	846	(109)	737
Income tax benefit (expense)	(346)	163	(183)
Earnings (loss) from continuing operations, net of taxes	500	54	554
Earnings (loss) from discontinued operations, net of taxes	(17)	43	26
Net earnings (loss)	483	97	580
Less net earnings (loss) attributable to noncontrolling interests	45	34	79
Net earnings (loss) attributable to Liberty Interactive Corporation shareholders	$438	63	501

STATEMENT OF OPERATIONS INFORMATION

Year ended December 31, 2012

(unaudited)

	Attributed (note 1)
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
Total revenue, net	$9,888	—	9,888
Operating costs and expenses:
Cost of retail sales (exclusive of depreciation shown separately below)	6,307	—	6,307
Operating	819	—	819
Selling, general and administrative, including stock-based compensation (note 5)	943	12	955
Depreciation and amortization	591	—	591
Impairment of intangible assets	53	—	53
	8,713	12	8,725
Operating income (loss)	1,175	(12)	1,163
Other income (expense):
Interest expense	(322)	(144)	(466)
Share of earnings (losses) of affiliates, net (note 3)	28	19	47
Realized and unrealized gains (losses) on financial instruments, net	51	(402)	(351)
Gains (losses) on transactions, net	—	443	443
Other, net	—	47	47
	(243)	(37)	(280)
Earnings (loss) before income taxes	932	(49)	883
Income tax benefit (expense)	(357)	79	(278)
Earnings (loss) from continuing operations	575	30	605
Earnings (loss) from discontinued operations, net of taxes	(46)	1,032	986
Net earnings (loss)	529	1,062	1,591
Less net earnings (loss) attributable to noncontrolling interests	63	(2)	61
Net earnings (loss) attributable to Liberty Interactive Corporation shareholders	$466	1,064	1,530

STATEMENT OF CASH FLOWS INFORMATION

Year ended December 31, 2014

(unaudited)

	Attributed (note 1)
	QVC Group	Ventures Group	Consolidated Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$559	67	626
Adjustments to reconcile net earnings to net cash provided by operating activities:
(Earnings) loss from discontinued operations	15	(63)	(48)
Depreciation and amortization	643	19	662
Stock-based compensation	83	25	108
Cash payments for stock-based compensation	(13)	(2)	(15)
Excess tax benefit from stock-based compensation	(20)	(1)	(21)
Noncash interest expense	6	—	6
Share of (earnings) losses of affiliates, net	(51)	12	(39)
Cash receipts from returns on equity investments	22	23	45
Realized and unrealized (gains) losses on financial instruments, net	22	35	57
(Gains) losses on transactions, net	—	(74)	(74)
(Gains) losses on extinguishment of debt	48	—	48
Impairment of intangible assets	7	—	7
Deferred income tax expense (benefit)	(160)	119	(41)
Intergroup tax allocation	169	(169)	—
Intergroup tax payments	(388)	388	—
Other noncash charges (credits), net	(3)	1	(2)
Changes in operating assets and liabilities
Current and other assets	(80)	(4)	(84)
Payables and other liabilities	345	60	405
Net cash provided (used) by operating activities	1,204	436	1,640
Cash flows from investing activities:
Cash proceeds from dispositions	—	163	163
Investment in and loans to cost and equity investees	(4)	(87)	(91)
Capital expended for property and equipment	(226)	(15)	(241)
Purchases of short term investments and other marketable securities	(73)	(791)	(864)
Sales of short term investments and other marketable securities	52	539	591
Other investing activities, net	(30)	14	(16)
Net cash provided (used) by investing activities	(281)	(177)	(458)
Cash flows from financing activities:
Borrowings of debt	4,360	146	4,506
Repayments of debt	(3,563)	(186)	(3,749)
Intergroup receipts (payments), net	(1,035)	1,035	—
Repurchases of Liberty Interactive common stock	(785)	—	(785)
Taxes paid in lieu of shares issued for stock-based compensation	(25)	(1)	(26)
Excess tax benefit from stock-based compensation	20	1	21
Other financing activities, net	(8)	(25)	(33)
Net cash provided (used) by financing activities	(1,036)	970	(66)
Effect of foreign currency exchange rates on cash	(46)	—	(46)
Net cash provided (used) by discontinued operations:
Cash provided (used) by operating activities	(20)	293	273
Cash provided (used) by investing activities	—	(194)	(194)
Cash provided (used) by financing activities	3	368	371
Change in available cash held by discontinued operations	3	(119)	(116)
Net cash provided (used) by discontinued operations	(14)	348	334
Net increase (decrease) in cash and cash equivalents	(173)	1,577	1,404
Cash and cash equivalents at beginning of period	595	307	902
Cash and cash equivalents at end of period	$422	1,884	2,306

STATEMENT OF CASH FLOWS INFORMATION

Year ended December 31, 2013

(unaudited)

	Attributed (note 1)
			Consolidated
	QVC Group	Ventures Group	Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$483	97	580
Adjustments to reconcile net earnings to net cash provided by operating activities:
(Earnings) loss from discontinued operations	17	(43)	(26)
Depreciation and amortization	629	—	629
Stock-based compensation	110	8	118
Cash payments for stock-based compensation	(8)	—	(8)
Excess tax benefit from stock-based compensation	(13)	—	(13)
Noncash interest expense	12	1	13
Share of losses (earnings) of affiliates, net	(48)	15	(33)
Cash receipts from return on equity investments	16	19	35
Realized and unrealized gains (losses) on financial instruments, net	12	10	22
(Gains) losses on transactions, net	1	—	1
(Gains) losses on extinguishment of debt	57	—	57
Impairment of intangible assets	30	—	30
Deferred income tax (benefit) expense	(132)	110	(22)
Intergroup tax allocation	272	(272)	—
Intergroup tax payments	(52)	52	—
Other noncash charges (credits), net	(14)	11	(3)
Changes in operating assets and liabilities
Current and other assets	(81)	(3)	(84)
Payables and other current liabilities	(306)	37	(269)
Net cash provided (used) by operating activities	985	42	1,027
Cash flows from investing activities:
Cash proceeds from dispositions	1	1,136	1,137
Investments in and loans to cost and equity investees	(4)	(380)	(384)
Capital expended for property and equipment	(291)	—	(291)
Cash paid for acquisitions, net of cash acquired	(24)	—	(24)
Purchases of short term and other marketable securities	—	(959)	(959)
Sales of short term investments and other marketable securities	—	400	400
Other investing activities, net	(38)	(3)	(41)
Net cash provided (used) by investing activities	(356)	194	(162)
Cash flows from financing activities:
Borrowings of debt	3,520	841	4,361
Repayments of debt	(3,052)	(2,363)	(5,415)
Repurchases of Liberty Interactive common stock	(1,089)	—	(1,089)
Taxes paid in lieu of shares issued for stock-based compensation	(21)	—	(21)
Excess tax benefit from stock-based compensation	13	—	13
Other financing activities, net	(57)	—	(57)
Net cash provided (used) by financing activities	(686)	(1,522)	(2,208)
Effect of foreign currency rates on cash	(24)	—	(24)
Net cash provided (used) by discontinued operations:
Cash provided (used) by operating activities	(13)	346	333
Cash provided (used) by investing activities	(6)	(192)	(198)
Cash provided (used) by financing activities	(1)	(171)	(172)
Change in available cash held by discontinued operations	(2)	17	15
Net cash provided (used) by discontinued operations	(22)	—	(22)
Net increase (decrease) in cash and cash equivalents	(103)	(1,286)	(1,389)
Cash and cash equivalents at beginning of period	698	1,593	2,291
Cash and cash equivalents at end period	$595	307	902

STATEMENT OF CASH FLOWS INFORMATION

Year ended December 31, 2012

(unaudited)

	Attributed (note 1)
			Consolidated
	QVC Group	Ventures Group	Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$529	1,062	1,591
Adjustments to reconcile net earnings to net cash provided by operating activities:
(Earnings) loss from discontinued operations	46	(1,032)	(986)
Depreciation and amortization	591	—	591
Stock-based compensation	84	7	91
Cash payments for stock-based compensation	(12)	—	(12)
Excess tax benefit from stock-based compensation	(56)	(8)	(64)
Noncash interest expense	9	—	9
Share of losses (earnings) of affiliates, net	(28)	(19)	(47)
Cash receipts from return on equity investments	11	34	45
Realized and unrealized gains (losses) on financial instruments, net	(51)	402	351
(Gains) losses on transactions, net	—	(443)	(443)
Impairment of intangible assets	53	—	53
Deferred income tax (benefit) expense	(177)	123	(54)
Intergroup tax allocation	152	(152)	—
Intergroup tax payments	(33)	33	—
Other noncash charges (credits), net	1	1	2
Changes in operating assets and liabilities
Current and other assets	(77)	(1)	(78)
Payables and other current liabilities	430	(32)	398
Net cash provided (used) by operating activities	1,472	(25)	1,447
Cash flows from investing activities:
Cash proceeds from dispositions	—	692	692
Proceeds (settlements) of financial instruments, net	—	(258)	(258)
Investments in and loans to cost and equity investees	(59)	(177)	(236)
Capital expended for property and equipment	(333)	—	(333)
Cash paid for acquisitions, net of cash acquired	(83)	—	(83)
Purchases of short term investments and other marketable securities	—	(58)	(58)
Sales of short term investments and other marketable securities	46	—	46
Other investing activities, net	(29)	(10)	(39)
Net cash provided (used) by investing activities	(458)	189	(269)
Cash flows from financing activities:
Borrowings of debt	2,305	—	2,305
Repayments of debt	(1,385)	(115)	(1,500)
Intergroup receipts (payments), net	160	(160)	—
Reattribution of cash between groups	(1,346)	1,346	—
Repurchases of Liberty common stock	(815)	—	(815)
Proceeds from rights offering	—	328	328
Taxes paid in lieu of shares issued for stock-based compensation	(112)	(16)	(128)
Excess tax benefit from stock-based compensation	56	8	64
Other financing activities, net	(5)	—	(5)
Net cash provided (used) by financing activities	(1,142)	1,391	249
Effect of foreign currency rates on cash	(20)	—	(20)
Net cash provided (used) by discontinued operations:
Cash provided (used) by operating activities	(2)	(13)	(15)
Cash provided (used) by investing activities	(4)	426	422
Cash provided (used) by financing activities	6	(7)	(1)
Change in available cash held by discontinued operations	—	(368)	(368)
Net cash provided (used) by discontinued operations	—	38	38
Net increase (decrease) in cash and cash equivalents	(148)	1,593	1,445
Cash and cash equivalents at beginning of period	846	—	846
Cash and cash equivalents at end period	$698	1,593	2,291

Notes to Attributed Financial Information

(unaudited)

(1)

On August 9, 2012, Liberty completed the approved recapitalization of its common stock through the creation of the Liberty Interactive common stock and Liberty Ventures common stock as tracking stocks.  In the recapitalization, each holder of Liberty Interactive Corporation common stock remained a holder of the same amount and series of Liberty Interactive common stock and received 0.05 of a share of the corresponding series of Liberty Ventures common stock, by means of a dividend, with cash issued in lieu of fractional shares of Liberty Ventures common stock. At the time of issuance of Liberty Ventures common stock, cash of $1,346 million was reattributed to the Ventures Group from the QVC Group.  The QVC Group borrowed funds under QVC's credit facility in connection with the completion of the recapitalization to have the appropriate amount of cash available to be attributed to each Group.

On October 3, 2014, Liberty reattributed from the QVC Group to the Ventures Group its Digital Commerce companies, which were valued at $1.5 billion, and approximately $1 billion in cash. In connection with the reattribution, each holder of Liberty Interactive common stock received 0.14217 of a share of the corresponding series of Liberty Ventures common stock for each share of Liberty Interactive common stock held as of the record date, with cash paid in lieu of fractional shares. The distribution date for the dividend was on October 20, 2014, and the Liberty Interactive common stock began trading ex-dividend on October 15, 2014. The reattribution of the Digital Commerce companies is presented on a prospective basis from the date of the reattribution in Liberty’s consolidated financial statements, with October 1, 2014 used as a proxy for the date of the reattribution. Accordingly, the financial results of the Digital Commerce companies are reflected in the QVC through the period ending September 30, 2014 and are reflected in the Ventures group for the period beginning October 1, 2014.

Subsequent to the reattribution, the QVC Group is comprised of our consolidated subsidiary, QVC and our interest in HSN, Inc.  Accordingly, the accompanying attributed financial information for the QVC Group includes the foregoing investment, as well as the assets, liabilities, revenue, expenses and cash flows of QVC.  We have also attributed certain of our debt obligations (and related interest expense) to the QVC Group based upon a number of factors, including the cash flow available to the QVC Group and its ability to pay debt service and our assessment of  the  optimal  capitalization  for the QVC Group.  The specific debt obligations attributed to each of the QVC Group and the Ventures Group are described in note 4 below.  In addition, we have allocated certain corporate general and administrative expenses between the QVC Group and the Ventures Group as described in note 5 below.

The QVC Group is primarily comprised of our merchandise-focused televised-shopping programs, Internet and mobile application businesses.  Accordingly, we expect that businesses that we may acquire in the future that we believe are complementary to this strategy will also be attributed to the QVC Group.

Subsequent to the reattribution, the Ventures Group consists of all of our businesses not included in the QVC  Group including our Digital Commerce businesses and interests in equity method investments of Expedia, Inc., Interval Leisure  Group, Inc., FTD and LendingTree and available-for-sale securities Time Warner, Time Warner Cable and AOL.  Accordingly, the accompanying attributed financial information for the Ventures Group includes these investments, as well as the assets, liabilities, revenue, expenses and cash flows of the Digital Commerce businesses.   In addition, we  have  attributed  to the Ventures Group all of our senior exchangeable debentures (and related interest expense).  See note 4 below for the debt obligations attributed to the Ventures Group.

Any businesses that we may acquire in the future that we do not attribute to the QVC Group will be attributed to the Ventures Group.

(2)	Investments in available-for-sale securities, including non-strategic securities, and other cost investments are summarized as follows:

	December 31, 2014	December 31, 2013
	amounts in millions
QVC Group
Other cost investments	$4	4
Total QVC Group	4	4
Ventures Group
Time Warner Inc.	375	306
Time Warner Cable Inc.	815	741
Other AFS investments	30	262
Total Ventures Group	1,220	1,309
Consolidated Liberty	$1,224	1,313

(3)	The following table presents information regarding certain equity method investments:

				Share of earnings (losses)
	December 31, 2014
	Percentage	Carrying	Market	Years ended December 31,
	ownership	value	value	2014	2013	2012
	dollar amounts in millions
QVC Group
HSN, Inc. (2)	38%	$328	1,521	60	61	40
Other	various	47	N/A	(9)	(13)	(12)
Total QVC Group		375		51	48	28
Ventures Group
Expedia, Inc. (1)(2)	18%	514	1,992	58	31	67
FTD	35	355	355	N/A	N/A	N/A
Other	various	389	N/A	(70)	(46)	(48)
Total Ventures Group		1,258		(12)	(15)	19
Consolidated Liberty		$1,633		39	33	47

(1)

Liberty entered into a forward sales contract on 12 million shares of Expedia common stock in March 2012 at a per share forward price of $34.316.  The forward contract was settled in October 2012 for total cash proceeds of $412 million and the 12 million shares of Expedia common stock, previously held as collateral, were released to the counterparty.  In the fourth quarter when the forward contract settled, the difference between the fair value of the Expedia shares and the carrying value of the shares ($443 million) was recognized in the gain (loss) on dispositions, net line item in the statement of operations.  Liberty owns an approximate 18% equity interest and 58% voting interest in Expedia.  Liberty has entered into governance arrangements pursuant to which Mr. Barry Diller, Chairman of the Board and Senior Executive Officer of Expedia, may vote its interests of Expedia, subject to certain limitations.  Additionally, through our governance arrangements with Mr. Diller, we have the right to appoint and have appointed 20% of the members of Expedia's board of directors, which is currently comprised of 10 members.  Therefore, we determined based on these arrangements that we have significant influence through our arrangements with Expedia and have accounted for the investment as an equity method affiliate.

(2)	During the year ended December 31, 2014, Expedia, Inc. and HSN, Inc. paid dividends aggregating $15 million and $22 million, respectively, which were recorded as reductions to the investment balances.

(4)	Debt attributed to the Interactive Group and the Ventures Group is comprised of the following:

	December 31, 2014
	Outstanding	Carrying
	principal	value
	amounts in millions
QVC Group
Corporate level notes and debentures
8.5% Senior Debentures due 2029	$287	285
8.25% Senior Debentures due 2030	504	501
1% Exchangeable Senior Debentures due 2043	400	444
Subsidiary level notes and facilities
QVC 7.5% Senior Secured Notes due 2019	—	—
QVC 3.125% Senior Secured Notes due 2019	400	399
QVC 7.375% Senior Secured Notes due 2020	500	500
QVC 5.125% Senior Secured Notes due 2022	500	500
QVC 4.375% Senior Secured Notes due 2023	750	750
QVC 4.850% Senior Secured Notes due 2024	600	600
QVC 4.45% Senior Secured Notes due 2025	600	599
QVC 5.45% Senior Secured Notes due 2034	400	399
QVC 5.95% Senior Secured Notes due 2043	300	300
QVC Bank Credit Facilities	508	508
Other subsidiary debt	75	75
Total QVC Group	5,824	5,860
Ventures Group
Corporate level debentures
4% Exchangeable Senior Debentures due 2029	438	294
3.75% Exchangeable Senior Debentures due 2030	438	291
3.5% Exchangeable Senior Debentures due 2031	355	325
0.75% Exchangeable Senior Debentures due 2043	850	1,220
Subsidiary level notes and facilities
Other subsidiary debt	61	61
Total Ventures Group	2,142	2,191
Total consolidated Liberty debt	$7,966	8,051
Less debt classified as current		(946)
Total long-term debt		7,105

(5)

Cash compensation expense for our corporate employees will be allocated among the QVC Group and  the  Ventures Group based on the estimated percentage of time spent providing services for each group.  On a semi-annual basis estimated time spent will be determined through an interview process and a review of personnel duties unless transactions significantly change the composition of companies and investments in either respective group which would require a more timely reevaluation of estimated time spent.  Other general and administrative expenses will be charged directly to the groups whenever possible and are otherwise allocated based on estimated usage or some other reasonably determined methodology.  Amounts allocated from the QVC Group to the Ventures Group was determined to be $18 million,  $11 million and $5 million for the years ended December 31, 2014, 2013 and 2012, respectively.  We note that stock compensation related to each tracking stock group is determined based on actual options outstanding for each respective tracking stock group, therefore, as it relates to periods prior to the Split-Off, no stock compensation expense was recognized by the Ventures group.

While we believe that this allocation method is reasonable and fair to each group, we may elect to change the allocation methodology or percentages used to allocate general and administrative expenses in the future.

(6)We have accounted for income taxes for the QVC Group and the Ventures Group in the accompanying attributed financial information in a manner similar to a stand-alone company basis.  To the extent this methodology differs from our tax sharing policy, differences have been reflected in the attributed net assets of the groups.

QVC Group

Income tax benefit (expense) consists of:

	Years ended December 31,
	2014	2013	2012
	amounts in millions
Current:
Federal	$(325)	(370)	(369)
State and local	(31)	(26)	(25)
Foreign	(110)	(82)	(140)
	$(466)	(478)	(534)
Deferred:
Federal	$143	195	151
State and local	12	(57)	19
Foreign	5	(6)	7
	160	132	177
Income tax benefit (expense)	$(306)	(346)	(357)

Income tax benefit (expense) differs from the amounts computed by applying the U.S. federal income tax rate of 35% as a result of the following:

	Years ended December 31,
	2014	2013	2012
	amounts in millions
Computed expected tax benefit (expense)	$(308)	(296)	(326)
State and local income taxes, net of federal income taxes	(14)	(24)	(4)
Foreign taxes, net of foreign tax credits	(2)	(7)	5
Sale of consolidated subsidiary	14
Change in valuation allowance affecting tax expense	—	(23)	(8)
Impairment of intangible assets not deductible for tax purposes	(3)	(2)	(16)
Dividends received deductions	4	5	3
Impact of change in state rate on deferred taxes	1	3	—
Other, net	2	(2)	(11)
Income tax benefit (expense)	$(306)	(346)	(357)

The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities are presented below:

	December 31,
	2014	2013
	amounts in millions
Deferred tax assets:
Net operating and capital loss carryforwards	$40	58
Foreign tax credit carryforwards	88	129
Accrued stock compensation	18	26
Other accrued liabilities	139	79
Other future deductible amounts	193	134
Deferred tax assets	478	426
Valuation allowance	(47)	(48)
Net deferred tax assets	431	378

Deferred tax liabilities:
Intangible assets	1,242	1,417
Other deferred tax liabilities	23	—
Deferred tax liabilities	1,265	1,417
Net deferred tax liabilities	$834	1,039

The Company's deferred tax assets and liabilities are reported in the accompanying balance sheet information as follows:

	December 31,
	2014	2013
	amounts in millions
Current deferred tax (assets) liabilities	$(199)	(168)
Long-term deferred tax liabilities	1,033	1,207
Net deferred tax liabilities	$834	1,039

Ventures Group

Income tax benefit (expense) consists of:

	Years ended December 31,
	2014	2013	2012
	amounts in millions
Current:
Federal	$168	273	202
State and local	(1)	—	(1)
Foreign	—	—	1
	$167	273	202
Deferred:
Federal	$(84)	(214)	(132)
State and local	(35)	104	9
Foreign	—	—	—
	(119)	(110)	(123)
Income tax benefit (expense)	$48	163	79

Income tax benefit (expense) differs from the amounts computed by applying the U.S. federal income tax rate of 35% as a result of the following:

	Years ended December 31,
	2014	2013	2012
	amounts in millions
Computed expected tax benefit (expense)	$15	38	17
State and local income taxes, net of federal income taxes	7	9	4
Foreign taxes, net of foreign tax credits	—	—	—
Impact of change in state rate on deferred taxes	(29)	63	—
Change in valuation allowance affecting tax expense	(2)	(4)	—
Dividends received deductions	6	4	10
Alternative energy tax credits	58	54	48
Other, net	(7)	(1)	—
Income tax benefit (expense)	$48	163	79

The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities are presented below:

	December 31,
	2014	2013
	amounts in millions
Deferred tax assets:
Net operating and capital loss carryforwards	$50	16
Other	39	14
Deferred tax assets	89	30
Valuation allowance	(8)	(4)
Net deferred tax assets	81	26

Deferred tax liabilities:
Investments	676	569
Intangible assets	43	—
Discount on exchangeable debentures	1,022	965
Deferred gain on debt retirements	257	313
Other	70	64
Deferred tax liabilities	2,068	1,911
Net deferred tax liabilities	$1,987	1,885

The Company's deferred tax assets and liabilities are reported in the accompanying balance sheet information as follows:

	December 31,
	2014	2013
	amounts in millions
Current deferred tax liabilities	$1,171	1,095
Long-term deferred tax liabilities	816	790
Net deferred tax liabilities	$1,987	1,885

Intergroup payable (receivable)

The intergroup balance, at December 31, 2014, is primarily a result of timing of tax benefits.

(7)

The Liberty Interactive Stock and the Liberty Ventures Stock have voting and conversion rights under our restated charter.  Following is a summary of those rights.  Holders of Series A common stock of each group is entitled to one vote per share, and holders of Series B common stock of each group are entitled to ten votes per share.  Holders of Series C common stock of each group, if issued, are entitled to 1/100th of a vote per share in certain limited cases and will otherwise not be entitled to vote.  In general, holders of Series A and Series B common stock will vote as a single class. In certain limited circumstances, the board may elect to seek the approval of the holders of only Series A and Series B Liberty Interactive Stock or the approval of the holders of only Series A and Series B Liberty Ventures Stock.

At the option of the holder, each share of Series B common stock will be convertible into one share of Series A common stock of the same group.  At the discretion of our board, the common stock related to one group may be converted into common stock of the same series that is related to the other group.